Exhibit (j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 39 to the registration statement of Scudder Income Trust on Form N-1A ("Registration Statement") of our report dated November 29, 2004 relating to the financial statements and financial highlights which appears in the September 30, 2004 Annual Report to Shareholders of Scudder GNMA Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" "Financial Statements" and "Independent Registered Public Accounting Firm and Reports to Shareholders" in such Registration Statement.


/s/PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP
Boston, Massachusetts
December 27, 2004